Exhibit (j) (1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 9, 2002, relating to the financial statements and financial highlights which appears in the June 30, 2002 Annual Report to the Shareholders and Board of Directors of Morgan Keegan Select Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


Memphis, Tennessee
October 25, 2002